__________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION
STATEMENT UNDER SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934

_______________________
Borderfree, Inc.
(Name of Subject Company)

______________________________________________________________________________
Borderfree, Inc.
(Names of Persons Filing Statement)

_______________________

COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)
_______________________

09970L100
(CUSIP Number of Class of Securities)

_______________________
Michael A. DeSimone
Chief Executive Officer
Borderfree, Inc.
292 Madison Avenue, 5th Floor
New York, New York 10017
(212) 299-3500

With copies to:
Joseph C. Theis, Jr.
James A. Matarese
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)
________________________

☑ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 8.01 and 9.01 of the Current Report on Form 8-K filed by Borderfree, Inc. on May 6, 2015 (including all exhibits attached thereto) is incorporated herein by reference.

_____________________________________________________________________________